UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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NOBLE CORPORATION
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NOBLE CORPORATION
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
NOTICE OF ANNUAL GENERAL MEETING OF MEMBERS
To Be Held On April 27, 2006
To the Members of
Noble Corporation:
     The annual general meeting of members of Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), will be held on Thursday, April 27, 2006, at 10:00 a.m., local time, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:
1.	To elect three directors to the class of directors whose three-year term will expire in 2009;

2.	To approve the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006;

3.	To consider and act on a member (shareholder) proposal, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     The Board of Directors has fixed the close of business on March 2, 2006 as the record date for the determination of members entitled to notice of and to vote at the annual general meeting or any adjournment thereof. Only holders of record of ordinary shares of the Company at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such members will be available for examination at the offices of the Company in Sugar Land, Texas during normal business hours for a period of 10 days prior to the meeting.
     A record of the Company’s activities during 2005 and financial statements for the fiscal year ended December 31, 2005 are contained in the accompanying 2005 Annual Report. The Annual Report does not form any part of the material for solicitation of proxies.
     Your vote is important. All members are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to submit your proxy by telephone, via the Internet or by completing, signing, dating and mailing the enclosed proxy or voting instruction card in the postage-paid envelope provided. If a member who has submitted a proxy attends the meeting in person, such member may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors

Julie J. Robertson
Secretary
Sugar Land, Texas
March 17, 2006

NOTICE OF ANNUAL GENERAL MEETING OF MEMBERS
PROXY STATEMENT
VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
MEMBER PROPOSAL TO SEPARATE THE POSITIONS OF CHAIRMAN / CHIEF EXECUTIVE OFFICER
OTHER MATTERS
ANNEX A
ANNEX B

NOBLE CORPORATION
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
PROXY STATEMENT
For Annual General Meeting of Members
To Be Held on April 27, 2006
GENERAL
     This proxy statement is furnished to members of Noble Corporation (the “Company”) in connection with the solicitation by our board of directors of proxies for use at the annual general meeting of members to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date of mailing of this proxy statement and the accompanying proxy or voting instruction card is March 21, 2006.
Proxies and Voting Instructions
     If you hold ordinary shares, par value $.10 per share, of the Company (“Ordinary Shares”) in your name, you can submit your proxy in any of the following three convenient voting methods. Please have your proxy card available when voting via either the telephone or Internet. You will be prompted to provide your unique “Control Number” and “Check Digit ID” for security purposes. Both of these numbers will be provided on your proxy card.
•	Telephone — Call toll free 1-866-437-4651 (24 hours a day, seven days a week) and follow the instructions given. Telephone voting will be available until 5:00 p.m., Eastern Time, on Wednesday, April 26, 2006.

•	Internet — Vote on the internet at www.myproxyonline.com and follow the on-screen instructions. This method of submitting your proxy will be available until 5:00 p.m., Eastern Time, on Wednesday, April 26, 2006.

•	Proxy Card — Complete, sign and date your proxy card and mail it in the postage-paid envelope provided. Proxy cards must be received by us before voting begins at the annual general meeting.
     If you hold Ordinary Shares through someone else, such as a bank, broker or other nominee, you may get material from them asking you how you want to vote your shares. You should check to see if they offer telephone or Internet voting.
     You may revoke your proxy at any time prior to its exercise by:
•	Giving written notice of the revocation to our corporate secretary;

•	Appearing and voting in person at the annual general meeting; or

•	Properly submitting a later-dated proxy by telephone, via the Internet or by delivering a later-dated proxy card to our corporate secretary.
     If you attend the annual general meeting in person without voting, this will not automatically revoke your proxy. If you revoke your proxy during the meeting, this will not affect any vote previously taken. If you hold

Ordinary Shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.
     If you were a participant in the Noble Drilling Corporation 401(k) Savings Plan on the record date for the meeting, you should receive a voting instruction card. You can provide instructions to the plan trustee as to how to vote Ordinary Shares held in the plan by calling the telephone number or visiting the Internet site as set forth above, or by completing, signing, dating and mailing the voting instruction card in the postage-paid envelope.
Voting Procedures and Tabulation
     The Company will appoint one or more inspectors of election to act at the annual general meeting and to make a written report thereof. Prior to the annual general meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of Ordinary Shares outstanding and the voting power of each, determine the Ordinary Shares represented at the annual general meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. The determination of the inspectors as to the validity of proxies will be final and binding.
     Abstentions and broker non-votes (i.e., proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual general meeting is satisfied. For purposes of determining the outcome of any matter to be voted upon as to which the broker has indicated on the proxy that the broker does not have discretionary authority to vote, these shares will be treated as not present at the meeting and not entitled to vote with respect to that matter, even though those shares are considered to be present at the meeting for quorum purposes and may be entitled to vote on other matters. Abstentions, on the other hand, are considered to be present at the meeting and entitled to vote on the matter abstained from.
     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes and other limited proxies will have no effect on the outcome of the election of directors.
     With regard to the proposal to approve the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006 and the member proposal set forth in this proxy statement, an abstention will have the same effect as a vote against the proposal. Broker non-votes and other limited proxies will have no effect on the outcome of the vote with respect to either of such proposals.
VOTING SECURITIES
     Our only outstanding voting securities are our Ordinary Shares. Only holders of record of Ordinary Shares at the close of business on March 2, 2006, the record date for the annual general meeting, are entitled to notice of and to vote at the annual general meeting. On the record date for the annual general meeting, there were 137,151,679 Ordinary Shares outstanding and entitled to be voted at the annual general meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each Ordinary Share is entitled to one vote. Under Cayman Islands law, the holders of our Ordinary Shares do not have appraisal rights with respect to matters to be voted upon at the annual general meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth as of December 31, 2005 information with respect to the only persons who were known to the Company to be the beneficial owners of more than five percent of our outstanding Ordinary Shares.

	Ordinary Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	17,906,046	(1)	13.1%

Massachusetts Financial Services Company 500 Boylston Street Boston, Massachusetts 02116	11,819,367	(2)	8.6%

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	8,195,000	(3)	6.0%

AXA 26, rue Drouot Paris, France 75009	7,269,682	(4)	5.3%

(1)	Based on a Schedule 13G (Amendment No. 9) dated February 14, 2006 filed by FMR Corp. with the United States Securities and Exchange Commission (the “SEC”). The filing is made jointly with Edward C. Johnson 3d and Fidelity Management & Research Company. FMR Corp. reports that it has sole investment power with respect to all such Ordinary Shares and sole voting power with respect to 862,756 Ordinary Shares.

(2)	Based on a Schedule 13G (Amendment No. 7) dated February 10, 2006 filed by Massachusetts Financial Services Company with the SEC. Massachusetts Financial Services Company reports that it has sole investment power with respect to all such Ordinary Shares and sole voting power with respect to 11,515,307 Ordinary Shares.

(3)	Based on a Schedule 13G (Amendment No. 1) dated February 6, 2006 filed by Capital Research and Management Company with the SEC. The filing is made jointly with The Growth Fund of America, Inc., an investment company which is advised by Capital Research and Management Company. Capital Research and Management Company reports that it has sole investment power with respect to all such Ordinary Shares and sole voting power with respect to 1,520,000 Ordinary Shares. The Growth Fund of America, Inc. reports that it has sole voting power with respect to 6,675,000 Ordinary Shares.

(4)	Based on a Schedule 13G dated February 14, 2006 filed by AXA with the SEC. The filing is made jointly with AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (as a group) and AXA Financial, Inc. AXA Financial, Inc. reports that it has sole and shared investment power with respect to 7,253,066 Ordinary Shares and 8,536 Ordinary Shares, respectively, and sole and shared voting power with respect to 3,216,999 Ordinary Shares and 1,171,521 Ordinary Shares, respectively. AXA reports that it has sole investment power with respect to 8,080 Ordinary Shares and sole voting power with respect to 3,300 Ordinary Shares.

ELECTION OF DIRECTORS
     The Company’s memorandum and articles of association provide for three classes of directors, with approximately one-third of the directors constituting our board of directors (“Board”) being elected each year to serve a three-year term. There are three directors comprising the class whose term expires at the 2006 annual general meeting: James C. Day, Julie H. Edwards and Marc E. Leland. The nominating and corporate governance committee of our Board has approved, and our Board has unanimously nominated, Mr. Day, Ms. Edwards and Mr. Leland for re-election as directors of the Company to serve three-year terms expiring in 2009.
     The directors nominated for election this year will be elected by a plurality of the Ordinary Shares present in person or represented by proxy at the annual general meeting and entitled to vote. All duly submitted and unrevoked proxies will be voted for the nominees selected by our Board, except where authorization so to vote is withheld. Our Board unanimously recommends that members vote FOR the election of its nominees for director.
     Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 2006 annual general meeting, is presented below.
Nominees For Directors

James C. Day,
age 62, director since 1983	Mr. Day has served as Chairman of the Board of the Company since October 1992 and as Chief Executive Officer of the Company since January 1984. He served as President of the Company from January 1984 to January 1999 and from March 1, 2005 to February 10, 2006. From January 1983 until his election as President and Chief Executive Officer, Mr. Day served as Executive Vice President and Vice President of the Company. Mr. Day is also a director of two public companies, Global Industries, Ltd. and ONEOK, Inc., and a trustee of The Samuel Roberts Noble Foundation, Inc., a not-for-profit corporation.

Julie H. Edwards,
age 47, director since February 3, 2006	Ms. Edwards has served as Senior Vice President and Chief Financial Officer of Southern Union Company since July 2005. Southern Union is primarily engaged in the transportation and distribution of natural gas. Prior to joining Southern Union, Ms. Edwards served as Executive Vice President – Finance and Administration and Chief Financial Officer for Frontier Oil Corporation in Houston since 2000. She joined Frontier Oil in 1991 as Vice President – Secretary and Treasurer after serving as Vice President of Corporate Finance for Smith Barney, Harris, Upham & Co., Inc., New York and Houston, from 1988 to 1991, after joining the company as an associate in 1985. Ms. Edwards is also a director of the NATCO Group, Inc.

Marc E. Leland,
age 67, director since 1994	Mr. Leland has served since 1984 as President of Marc E. Leland & Associates, Inc., a company engaged in the business of providing financial advisory services.
Class Whose Term Expires In 2007

Michael A. Cawley,
age 58, director since 1985	Mr. Cawley has served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (the “Noble Foundation”) since February 1992, after serving as Executive Vice President of the Noble Foundation since January 1991. Mr. Cawley has served as a trustee of the Noble Foundation since 1988. The Noble Foundation is a not-for-profit corporation, and it is engaged in agricultural research, education, demonstration and consultation; plant biology and applied biotechnology; and assistance through granting to selected nonprofit organizations. For more than five years prior to 1991, Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law; and Mr. Cawley currently serves as of counsel to the law firm of Thompson, Cawley, Veazey & Burns, a professional corporation. Mr. Cawley is also a director of Noble Energy, Inc.

Luke R. Corbett,
age 59, director since 2001	Mr. Corbett has served as Chairman of the Board and Chief Executive Officer of Kerr-McGee Corporation since May 1999, and also from February 1997 to February 1999. Between February 1999 and May 1999, he served as Chief Executive Officer of Kerr-McGee, and from 1995 to 1997, he served as President and Chief Operating Officer of Kerr-McGee. Kerr-McGee is an Oklahoma City-based oil and natural gas exploration and production company focused in the U.S. onshore, deepwater Gulf of Mexico and select proven world-class hydrocarbon basins. Mr. Corbett has served as a director of Kerr-McGee since 1995 and he is also a director of OGE Energy Corp.
Jack E. Little,
age 67, director since 2000	Mr. Little served as President and Chief Executive Officer of Shell Oil Company, and a member of the Board of Directors and Chairman and Chief Executive Officer of Shell Exploration & Production Company for more than five years until his retirement in June 1999. Shell Oil Company and its subsidiaries, with extensive operations in the United States, explore, develop, produce, purchase, transport and market crude oil and natural gas; they also purchase, manufacture, transport and market oil and chemical products and provide technical and business services. Mr. Little is also a director of TXU Corp.
Class Whose Term Expires In 2008

Lawrence J. Chazen,
age 65, director since 1994	Mr. Chazen has served since 1977 as Chief Executive Officer of Lawrence J. Chazen, Inc., a California registered investment adviser engaged in providing financial advisory services.

Mary P. Ricciardello,
age 50, director since 2003	Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Inc. from January 2001 to August 2002, and immediately prior to that served as its Senior Vice President and Comptroller from September 1999 to January 2001 and as its Vice President and Comptroller from 1996 to September 1999. Ms. Ricciardello also served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. from May 2001 to August 2002. Reliant principally provides electricity and energy services to retail and wholesale customers. Ms. Ricciardello’s current principal occupation is as a certified public accountant, and she has not held a principal employment since leaving her positions with Reliant Energy, Inc. and Reliant Resources, Inc. in August 2002. Ms. Ricciardello is also a director of U.S. Concrete, Inc.

William A. Sears,
age 71, director since 1998	Mr. Sears retired from his position as Director of Operations for British Petroleum Exploration in 1997, after serving with them in various positions since 1983. British Petroleum Exploration is part of the BP group of companies, which is one of the world’s largest energy companies, with main activities comprising the exploration and production of crude oil and natural gas; refining, marketing, supply and transportation; and the manufacture and marketing of petrochemicals.
     None of the corporations or other organizations in which our non-management directors carried on their respective principal occupations and employments during the past five years is a parent, subsidiary or other affiliate of the Company.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS
Board Independence
     Our Board has determined that each of the eight non-management directors of the Company qualifies as an “independent” director under the New York Stock Exchange (“NYSE”) corporate governance rules and that each member of the audit committee qualifies as “independent” under Rule 10A-3 under the United States Securities Exchange Act of 1934 (the “Exchange Act”). These eight independent, non-management directors comprise in full the membership of each committee described below under “Board Committees and Meetings.”
     In accordance with the Company’s corporate governance guidelines, the non-management directors have chosen a lead director to preside at regularly scheduled executive sessions of our Board held without management present. Mr. Little currently serves as lead director.
     For additional information regarding the determination of independence of directors, see “Certain Transactions” below in this section.
Board Committees and Meetings
     The Company has standing audit, compensation, nominating and corporate governance, and finance committees of the board of directors. Each of these committees operates under a written charter that has been adopted by the respective committee and by our Board. The charters are published under the governance section of the Company’s website at www.noblecorp.com and are available in print to any member who requests them.
     The current members of the committees, number of meetings held by each committee during 2005, and a description of the functions performed by each committee are set forth below:
     Audit Committee (nine meetings). The current members of the audit committee are Mary P. Ricciardello, Chair, Lawrence J. Chazen, Julie H. Edwards and Jack E. Little. Each member attended all meetings of the audit committee, except Ms. Edwards, who was not a member of the Board during 2005. The primary responsibilities of the audit committee are to select and retain the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and publish an annual report for inclusion in this proxy statement, and to assist our Board with oversight of the following: integrity of the Company’s financial statements; compliance by the Company with standards of business ethics and legal and regulatory requirements; qualifications and independence of the Company’s independent auditors; and performance of the Company’s independent auditors and internal auditors. A copy of the charter of the audit committee is attached as Annex A to this proxy statement. Our Board has determined that Ms. Ricciardello is an “audit committee financial expert” as that term is defined under the applicable SEC rules and regulations. The audit committee’s report relating to 2005 begins on page 22 of this proxy statement.
     Compensation Committee (six meetings). The current members of the compensation committee are William A. Sears, Chair, Michael A. Cawley and Marc E. Leland. Each member attended all meetings of the compensation committee. The primary responsibilities of the compensation committee are to discharge our Board’s responsibilities relating to compensation of directors and executive officers, to assist our Board in reviewing and administering compensation, benefits, incentive and share-based compensation plans, and to produce an annual report on executive compensation. The compensation committee’s report relating to 2005 begins on page 11 of this proxy statement.
     Nominating and Corporate Governance Committee (four meetings). The current members of the nominating and corporate governance committee are Jack E. Little, Chair, Michael A. Cawley, Lawrence J. Chazen, Julie H. Edwards, Marc E. Leland, Mary P. Ricciardello and William A. Sears. Each member attended all meetings of the nominating and corporate governance committee, except Mr. Corbett, who did not attend one meeting during the time he served on the committee, and Ms. Edwards, who was not a member of the Board during 2005. The primary responsibilities of the nominating and corporate governance committee are to assist our Board in reviewing, evaluating, selecting and recommending director nominees when one or more directors are to be appointed, elected or re-elected to our Board; to monitor, develop and recommend to our Board a set of principles, policies and practices relating to corporate governance; and to oversee the process by which our Board, the Chief Executive Officer and executive management are evaluated.
     Members entitled to vote for the election of directors may recommend candidates for nomination in accordance with the policy and procedures set forth in article 57 of the Company’s articles of association. Recommended nominees must satisfy the age qualifications set forth in article 54 of the Company’s articles of association. A copy of articles 54 and 57 is included in Annex B attached to this proxy statement. The nominating and corporate governance committee believes that directors should possess the highest personal and professional ethics, character, integrity and values; an inquisitive and objective perspective; practical wisdom; and mature judgment. Directors must be willing to devote sufficient time to discharging their duties and responsibilities effectively, and they should be committed to serving on our Board for an extended period of time. The nominating and corporate governance committee endeavors to have a Board representing diverse experience in policy-making positions in areas that are relevant to the Company’s lines of business and areas of operations worldwide.
     The nominating and corporate governance committee’s process for identifying candidates includes seeking recommendations from one or more of the following: current and retired directors and executive officers of the Company; a firm (or firms) that specializes in identifying director candidates (which firm may earn a fee for its services paid by the Company); persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and, subject to compliance with applicable procedures, members of the Company. The nominating and corporate governance committee’s process for evaluating candidates includes investigation of the person’s specific experiences and skills, time availability in light of commitments, potential conflicts of interest, and independence from management and the Company. Candidates recommended by a member are evaluated in the same manner as are other candidates. We did not receive any recommendations from members of the Company for director nominees for the 2006 annual general meeting.
     Finance Committee (four meetings). The current members of the finance committee are Luke R. Corbett, Chair, Michael A. Cawley, Lawrence J. Chazen, Julie H. Edwards, Marc E. Leland, Jack E. Little, Mary P. Ricciardello and William A. Sears. Each of the members attended all meetings of the finance committee, except Mr. Corbett, who did not attend one meeting, and Ms. Edwards, who was not a member of the Board during 2005. The primary responsibility of the finance committee is to assist our Board in fulfilling its oversight function with respect to our financial affairs and policies, including capital requirements and structure, share repurchase programs, dividend policy, and long-range financial strategic planning.
     Under the Company’s policy on director attendance at annual general meetings of members, all directors are expected to attend each annual general meeting, and any director who should become unable to attend the 2006 annual general meeting is responsible for notifying the Chairman of the Board in advance of the meeting. At the date of this proxy statement, we know of no director who will not attend the 2006 annual general meeting. In 2005, all directors attended the annual general meeting of members.
     In 2005, our Board held nine meetings. All directors attended all of the 2005 Board meetings, except Mr. Corbett, who did not attend two meetings, and Ms. Edwards, who was not a member of the Board during 2005.
     Messrs. Sears, Cawley and Leland, the current members of the compensation committee, and Mr. Corbett (who served on the compensation committee through April 28, 2005) were the only persons who served on the committee during 2005. For additional information regarding Mr. Corbett, see “Certain Transactions” below in this section.

Member Communications with Directors
     Our Board has approved the following process for members and other security holders of the Company to send communications to our Board. To contact all directors on our Board, all directors on a Board committee, an individual director, or the non-management directors of our Board as a group, the member or other security holder can:
•	mail Noble Corporation, Attention: Corporate Secretary, 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478;

•	e-mail nobleboard@noblecorp.com; or

•	telephone the NobleLine (toll-free and anonymous, available 24 hours a day, seven days a week) at 877-285-4162.
     All communications received in the mail are opened by the office of the Company’s Secretary for the purpose of determining whether the contents represent a message to our Board. All communications received electronically are processed under the oversight of our Board by the Company’s director of internal audit and/or general counsel. Complaints or concerns relating to the Company’s accounting, internal accounting controls, or auditing matters are referred to the audit committee of the Board. Complaints or concerns relating to other corporate matters, which are not addressed to a specific director, are referred to the appropriate functional manager within the Company for review and response. A summary of the incoming contact and the manager’s response is reported to our Board. Complaints or concerns relating to corporate matters other than the specific items referred to the audit committee as described above, which are addressed to a specific director, committee of our Board, or group of directors, are promptly relayed to such persons.
Director Education
     We provide our directors with information and materials that are designed to assist them in performing their duties as directors. We provide director manuals, periodic presentations on new developments in relevant areas, such as legal and accounting matters, as well as opportunities to attend director education programs at the Company’s expense. Our director manual contains important information about the Company and the responsibilities of our directors, including: our memorandum and articles of association; guidelines for assignments regarding standing committees of our Board; the charter for each of our Board committees; a summary of laws and regulations regarding compliance with insider reporting and trading; our Code of Business Conduct and Ethics; corporate directors’ guidebooks published by such organizations as the American Bar Association Section of Business Law, National Association of Corporate Directors, and American Society of Corporate Secretaries; a statement of the Noble paradigms that govern how we conduct our business; and our safety policy and quality policy and objectives.
Compensation of Directors
     The compensation committee of our Board sets the compensation of our directors. In determining the appropriate level of compensation for our directors, the compensation committee considers the commitment required from our directors in performing their duties on behalf of the Company, as well as comparative information the committee obtains from compensation consulting firms and from other sources. Set forth below is a description of the compensation of our directors.
     Annual Retainers and Other Fees and Expenses. We pay our non-employee directors an annual retainer of $50,000 of which 20 percent is paid in Ordinary Shares pursuant to the Noble Corporation Equity Compensation Plan for Non-Employee Directors. Under this plan, non-employee directors may elect to receive up to all of the balance in Ordinary Shares or cash. Non-employee directors make elections on a quarterly basis. The number of Ordinary Shares to be issued under the plan in any particular quarter is generally determined using the average of the daily closing prices of the Ordinary Shares for the last 15 consecutive trading days of the previous quarter.
     In addition, we pay our non-employee directors a Board meeting fee of $2,000 and a committee meeting fee of $2,000 per meeting. The chair of the audit committee receives an annual retainer of $12,000 and the chair of each other standing Board committee receives an annual retainer of $10,000. We pay a director who is also one of our officers a fee of $100 for each Board meeting attended. We also reimburse directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.
     Non-Employee Director Stock Options and Restricted Stock. Under the Noble Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors (the “1992 Plan”), non-employee directors receive, on the next business day after each annual general meeting of members of the Company, an annual grant of an option to purchase 2,000 Ordinary Shares and an annual award of 4,000 restricted Ordinary Shares. The options are granted at fair market value on the grant date, which is generally determined using the average of the daily closing prices of the Ordinary Shares for the 10 business days immediately preceding the date of grant, and are exercisable from time to time over a period commencing one year from the grant date and ending on the expiration of 10 years from the grant date, unless terminated sooner as described in the plan. The restricted Ordinary Shares vest one-third per year over three years commencing one year from the award date. In addition, under the 1992 Plan, each new non-employee director receives a one-time grant of an option to purchase 10,000 Ordinary Shares on the first grant date after such director begins serving on the Board (instead of the annual grant of an option to purchase 2,000 Ordinary Shares and award of 4,000 restricted Ordinary Shares that would otherwise be applicable). This one-time option is granted on the same terms and conditions as are described above for the 2,000 share annual grant.
Certain Transactions
     Subsidiaries of the Company received an aggregate of approximately $64.8 million in 2005 from Kerr-McGee Corporation (or its subsidiaries) for contract drilling services performed by the Company’s subsidiaries in the ordinary course of business. The drilling contracts for such services were negotiated and entered into under competitive marketplace conditions. The Company believes that these transactions during 2005 were on terms that were reasonable and in the best interests of the Company.
     In making its determination that Mr. Corbett qualifies as an “independent” director, the Board considered these transactions and determined that they did not disqualify Mr. Corbett for reasons including the competitive marketplace conditions and the arm’s-length nature under which the drilling contracts were entered.

SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth as of March 2, 2006 the beneficial ownership of Ordinary Shares by each of our directors, each “named executive officer” of the Company listed in the Summary Compensation Table appearing on page 14 of this proxy statement (except Mr. Adkins who retired effective December 31, 2005), and all of our directors and executive officers as a group.

	Ordinary Shares
	Beneficially Owned (1)
	Number of			Percent of
Name	Shares			Class (2)
Directors
Michael A. Cawley	930,848	(3	) (4)	0.7%
Lawrence J. Chazen	43,870	(3)		—
Luke R. Corbett	31,869	(3)		—
James C. Day	1,925,006	(3	) (4)	1.4%
Julie H. Edwards	0
Marc E. Leland	51,729	(3)		—
Jack E. Little	48,789	(3)		—
Mary P. Ricciardello	17,326	(3)		—
William A. Sears	65,642	(3)		—

Named Executive Officers (excluding any Director above) and Group
Mark A. Jackson	208,600	(3)		0.2%
Julie J. Robertson	506,645	(3)		0.4%
Bruce W. Busmire	15,075			—
All directors and executive officers as a group (13 persons)	3,263,233	(5)		2.4%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed.

(2)	The percent of class shown is less than one-tenth of one percent unless otherwise indicated.

(3)	Includes shares attributable to Ordinary Shares not outstanding but subject to currently exercisable options, as follows: Mr. Cawley – 47,000 shares; Mr. Chazen – 33,000 shares; Mr. Corbett – 27,000 shares; Mr. Day – 633,800 shares; Mr. Leland – 47,000 shares; Mr. Little – 39,500 shares; Ms. Ricciardello – 12,000 shares; Mr. Sears – 46,500 shares; Mr. Jackson – 85,504 shares; and Ms. Robertson – 378,664 shares.

(4)	Includes 874,639 Ordinary Shares beneficially owned by the Noble Foundation. Mr. Cawley, as President and Chief Executive Officer and a trustee, and Mr. Day as a trustee, of the Noble Foundation may be deemed to beneficially own, and have voting and investment power with respect to, the 874,639 Ordinary Shares held by the Noble Foundation. As one of the 11 members of the board of trustees of the Noble Foundation, neither Mr. Cawley nor Mr. Day represents sufficient voting power on the Noble Foundation’s board of trustees to determine voting or investment decisions with respect to the 874,639 Ordinary Shares. Mr. Cawley and Mr. Day each disclaim any pecuniary interest in the 874,639 Ordinary Shares.

(5)	Includes 1,560,765 Ordinary Shares not outstanding but subject to currently exercisable options and 874,639 Ordinary Shares beneficially owned by the Noble Foundation. See footnotes (3) and (4) above.

Share Ownership by Executives
     We encourage all of our executives to align their interests with our members by making a personal investment in our Ordinary Shares. In 2000, we adopted the minimum ownership guidelines set forth below for our executives. We expect that each of our executives will meet these minimum guidelines within five years of when the guidelines first apply to him or her. To facilitate implementation of these guidelines, executives in the indicated pay grade levels will receive one-half of any bonus amounts under the Company’s Short Term Incentive Plan in Ordinary Shares until the applicable ownership target is satisfied. For additional information regarding the Short Term Incentive Plan, see “Compensation Philosophy and Objectives – Annual Incentives” in the compensation committee’s report set forth in this proxy statement.

Ownership Guidelines
Pay Grade Level	(Multiple of Base Salary)
Pay Grade 37	5.0 times
Pay Grades 34 through 36	4.0 times
Pay Grades 31 through 33	3.5 times
Pay Grades 28 through 30	2.5 times
Pay Grade 27	2.0 times
EXECUTIVE COMPENSATION
     The following report of the compensation committee on executive compensation and the information herein under “Executive Compensation – Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.
Report of the Compensation Committee On Executive Compensation
To the Members of
Noble Corporation:
     The Compensation Committee is responsible for determining the compensation of executive officers, including the compensation of the Chief Executive Officer, and for assisting the board of directors (the “Board”) in reviewing and administering the compensation programs, benefits, incentive and equity-based compensation plans that make it possible for Noble Corporation (the “Company”) to remain a leader in the drilling industry.
     Comprised entirely of independent, non-management directors of the Company, the Committee met six times in 2005. Additionally, the Chairman of the Committee met on several occasions with members of senior management and independent compensation consultants.
     The Committee has retained the services of an independent management and compensation consulting firm in making its determinations and recommendations in regard to executive compensation. In 2005, this consultant (and a predecessor independent consulting firm) reviewed the Company’s compensation program and policies, presented reports thereon to the Committee, and held four meetings with the Committee.
Compensation Philosophy and Objectives
     The Company’s executive compensation program reflects the Company’s philosophy that executives’ compensation should be structured to closely align their interests with the interests of our members (shareholders). The program is designed around stock-based incentive and performance-based pay and, in order to promote an atmosphere of teamwork, fairness and motivation, these concepts extend beyond the executive officers to other employees throughout the Company. The primary objectives of the Company’s total compensation package are to emphasize operating performance criteria that enhance member (shareholder) value and to establish and maintain a competitive executive compensation program that enables the Company to attract, retain and motivate high caliber executives who will assure the long-term success of the Company.
     Compensation surveys of external competitiveness are used in assessing reasonableness of compensation. Company and individual performance are also considered in determining individual pay levels. The primary comparative data utilized reflect the markets in which the Company competes for business and talent, including companies within the drilling and energy services industries and selected companies from general industry having similar revenue size, number of employees and market capitalization and which, in our opinion, provide comparable references.
Compensation Program Overview
     The elements of the Company’s executive compensation program consist of (a) base salaries, (b) cash incentive payments under the Short Term Incentive Plan, (c) nonqualified stock options, performance-vested restricted stock and time-vested restricted stock awards under the Company’s long-term incentive program and (d) employee benefits.
Base Salaries
     The base salaries for executive officers are reviewed annually by the Committee against competitive company information provided by outside compensation consultants and, based on the competitive market and the executive’s experience, leadership, achievement of specified business objectives and contribution to the Company’s success, may be periodically adjusted. In the Committee’s first meeting of each year (late January or early February), the Committee conducts a review of the base salaries of executive officers, based on various factors including scope of responsibility, overall performance and competitive market data.
Annual Incentives
     Noble’s Short Term Incentive Plan (“STIP”) is a goal-driven plan that gives participants, including executive officers, the opportunity to earn annual cash bonuses in relation to specified target award levels defined as a percentage of the participants’ base salaries. The target award levels set forth in the STIP range from 5 percent of base salary for the lowest eligible participant to 90 percent for the Chief Executive Officer. Depending on actual performance measured against the performance goals set by the Committee, STIP awards can range from zero to 180 percent of base salary for the CEO or up to 110 percent of base salary for other executive officers.
     The Committee sets performance goals annually for the STIP. Bonus awards are calculated by multiplying the target bonus by a multiplier, which is calculated by measuring actual performance against the performance goals. Corporate and division personnel have different performance goals. The performance goals for 2005 of both the Noble corporate employees (including the CEO) and the division employees were weighted with respect to three criteria: safety results (40 percent), earnings per share (30 percent) and return on capital employed (30 percent). The 2005 performance goals of the Noble Technology Services Division (Noble Downhole Technology, Maurer Technology and Noble Engineering & Development) were weighted with respect to three criteria: commercialization of products and services (50 percent), capital budget (25 percent), and earnings before interest, taxes, depreciation and amortization (EBITDA) (25 percent). The 2005 performance goal of Triton Engineering Services Company was based on net income.
     Fifty percent of the bonus calculation for all employees is based on achievement of the applicable performance goals under the STIP, and 50 percent is available at the discretion of the Committee based on merit, individual and team performance, and additional criteria selected by the Committee.
Long-Term Incentives
     It has been a longstanding objective of the Company to reward executive officers and key employees with equity compensation, in keeping with the overall compensation philosophy to further instill member (shareholder) perspective and values in the actions of employees and executive officers. In April 2004, the Committee implemented a revised equity-based long-term incentive program for executive officers and key employees, consisting of three elements: nonqualified stock options, performance-vested restricted shares and time-vested restricted shares. Pursuant to this program, the Committee granted stock options and awarded performance-vested restricted shares and time-vested restricted shares in April 2005 to individuals (including the CEO and other executive officers) who demonstrated superior performance in their current position, as well as the likelihood of high-level performance in the future. The performance-vested restricted shares will vest, if at all, in a range from zero to 100 percent of the award based on the following performance measure over the 2005-2007 performance cycle: cumulative total member (shareholder) return for the Ordinary Shares relative to the Dow Jones U.S. Oil Equipment & Services Index. One-third of the time-vested restricted shares vests on each April 27, 2006, 2007 and 2008.
     In February 2006, the Committee modified the terms of performance-vested restricted shares awarded over the 2006-2008 performance cycle to include a metric in addition to the performance measure of cumulative total member (shareholder) return for the Ordinary Shares relative to the Dow Jones U.S. Oil Equipment & Services Index. This second metric additionally compares the cumulative total member (shareholder) return for the Ordinary Shares relative to the cumulative total shareholder return of the common equity security of each of eight specific competitors of the Company in the oil and gas contract drilling sector.
Chief Executive Officer Compensation
     The CEO’s salary is reviewed annually, consistent with the Company’s salary administration policy for all shore-based employees. The CEO participates in the same compensation plans that are provided to other executives, management and employees within the Company. In considering adjustments to the base salary of the CEO, the Committee reviews the Company’s financial results, Ordinary Share performance and achievement of business objectives for the past year. In regard to the CEO, the Committee also considers the overall achievements made during his tenure, as well as his experience, leadership and guidance provided to the Company. For example, in the January 2006 issue of Institutional Investor magazine, Mr. Day was recognized as the best chief executive officer in the oil services and equipment industry segment, as ranked by portfolio managers and securities analysts at major money management firms and investment banks, for the third time in four years. In the year in which Mr. Day did not receive the top recognition, Institutional Investor magazine recognized him as one of the best chief executive officers in the oil services and equipment industry segment.
     Effective February 1, 2006, the CEO’s annual salary was increased from $900,000 to $950,000. The CEO’s salary was not increased during 2005. The CEO currently receives approximately 18 percent of his base salary in the form of Ordinary Shares as a result of the CEO’s request to have certain previous base salary increases paid in the form of the Company’s equity.
     In accordance with the terms of the STIP, the CEO was awarded a bonus of $1,377,000 in 2006, relative to 2005 performance. In accordance with the terms of the Company’s long-term incentive program described above, in April 2005, the Committee granted the CEO a nonqualified option to purchase 51,400 Ordinary Shares and awarded to the CEO 43,800 Ordinary Shares of performance-vested restricted stock and 25,200 Ordinary Shares of time-vested restricted stock.
Tax Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility to public companies for compensation in excess of $1 million per person per year, unless such compensation meets certain specific requirements. The Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company’s executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

March 10, 2006	COMPENSATION COMMITTEE

William A. Sears, Chair
Michael A. Cawley
Marc E. Leland

     The following table shows the compensation of our Chief Executive Officer and the other persons who served as executive officers during 2005 (collectively, the “named executive officers”). See the Report of the Compensation Committee on Executive Compensation beginning on page 11 of this proxy statement for an explanation of our compensation policies and programs.
Summary Compensation Table

					Long-Term Compensation Awards
							Value of
		Annual Compensation				Securities	Long
				Other		Underlying	Term	All
				Annual	Restricted	Options	Incentive	Other
Name and				Compen-	Stock	(number of	Plan Pay-	Compen-
Principal Position	Year	Salary	Bonus	sation	Awards(1)	shares) (2)	Outs	sation
James C. Day	2005	$900,000	$1,377,000	$9,368	$3,572,400	51,400	$0	$23,378	(3)
Chairman of the Board and	2004	$889,583	$1,072,500	$8,784	$3,713,000	50,000	$0	$24,357
Chief Executive Officer	2003	$775,000	$550,000	$7,818	$0	0	$2,036,520	$19,448
Mark A. Jackson	2005	$455,000	$450,000	$0	$1,786,200	24,700	$0	$10,536	(4)
President and	2004	$360,417	$325,000	$0	$1,412,314	18,407	$0	$9,853
Chief Operating Officer	2003	$310,000	$200,000	$0	$0	0	$281,090	$8,400
Danny W. Adkins	2005	$335,000	$250,000	$0	$1,185,000	17,000	$0	$11,768	(4)
Senior Vice President —	2004	$273,333	$275,000	$0	$523,904	8,998	$0	$10,177
Operations, Noble Drilling Corporation (5)	2003	$255,000	$125,000	$0	$0	0	$736,368	$8,459
Julie J. Robertson	2005	$338,333	$350,000	$0	$1,185,000	17,000	$0	$14,000	(4)
Executive Vice President and	2004	$282,083	$275,000	$0	$523,904	8,998	$0	$15,971
Corporate Secretary	2003	$250,000	$125,000	$0	$0	0	$662,400	$12,000
Bruce W. Busmire	2005	$65,753	$0	$0	$806,725	10,000	$0	$2,762	(4)
Senior Vice President and Chief Financial Officer (6)

(1)	Dollar values of restricted Ordinary Shares (“Restricted Shares”) awarded on April 27, 2005 are based on the closing price of the Ordinary Shares ($52.00) on that date, and represent the following number of shares: Mr. Day — 43,800 performance-vested and 25,200 time-vested; Mr. Jackson — 20,850 performance-vested and 13,500 time-vested; Mr. Adkins — 13,800 performance-vested and 9,000 time-vested; and Ms. Robertson — 13,800 performance-vested and 9,000 time-vested. The performance-vested Restricted Shares will vest, if at all, in a range from zero to 100 percent of the award based on the following performance measure over the 2005-2007 performance cycle: cumulative total member (shareholder) return for the Ordinary Shares relative to the Dow Jones U.S. Oil Equipment & Services Index. One-third of the time-vested Restricted Shares vests on each April 27, 2006, 2007 and 2008. Mr. Busmire was awarded 7,500 performance-vested Restricted Shares and 4,000 time-vested Restricted Shares on September 26, 2005, with a value based on the closing price of the Ordinary Shares on that date ($70.15). Mr. Busmire’s performance-vested Restricted Shares will vest, if at all, under the same terms and conditions as described above, and one-third of his time-vested Restricted Shares vests on each September 26, 2006, 2007 and 2008. Delivery of the Restricted Shares is subject to vesting/forfeiture provisions, continuous employment of the awardee by the Company or any of its subsidiaries, and, with respect to the performance-vested Restricted Shares, to the extent of the achievement of the performance measure described above. The total number of Restricted Shares held, and their aggregate value at December 31, 2005, were as follows: Mr. Day — 171,367 shares valued at $12,088,228; Mr. Jackson — 70,316 shares valued at $4,960,091; Mr. Adkins — 39,029 shares valued at $2,753,106; Ms. Robertson — 39,029 shares valued at $2,753,106; and Mr. Busmire — 11,500 shares valued at $811,210.

(2)	Options represent the right to purchase Ordinary Shares at a fixed price per share.

(3)	Other Annual Compensation consists of club dues and All Other Compensation consists of company contributions to defined contribution plan (and unfunded, nonqualified excess benefit plan), term life insurance premiums and directors’ fees, respectively, of $14,000, $8,478 and $900.

(4)	All Other Compensation consists of company contributions to defined contribution plan (and unfunded, nonqualified excess benefit plan) and term life insurance premiums, respectively, as follows: Mr. Jackson — $9,800 and $736; Mr. Adkins – $9,800 and $1,968; Ms. Robertson – $14,000 and $0; and Mr. Busmire — $2,762 and $0.

(5)	Mr. Adkins retired effective December 31, 2005.

(6)	Mr. Busmire joined Noble Corporation as Senior Vice President and Chief Financial Officer on September 26, 2005.
     The following table sets forth certain information with respect to options to purchase Ordinary Shares granted during the year ended December 31, 2005 to each of the named executive officers (no stock appreciation rights (SARs) were granted).
Option/SAR Grants in 2005

	Individual Grants
	Number of
	Securities	Percent of			Potential Realizable Value
	Underlying	Total			at Assumed Annual Rates
	Options/SARS	Options/SARS	Exercise		of Stock Price Appreciation
	Granted	Granted to	Price		for
	(number of	Employees	Per		Option Term (1)
Name	shares)	In 2005	Share	Expiration Date	5% (2)	10% (3)
James C. Day	51,400 (4)	7.5%	$52.92	April 26, 2015	$1,711,000	$4,335,000
Mark A. Jackson	24,700 (4)	3.6%	$52.92	April 26, 2015	$822,000	$2,083,000
Danny W. Adkins	17,000 (4)	2.5%	$52.92	April 26, 2015	$566,000	$1,434,000
Julie J. Robertson	17,000 (4)	2.5%	$52.92	April 26, 2015	$566,000	$1,434,000
Bruce W. Busmire	10,000 (5)	1.5%	$69.25	Sept. 25, 2015	$436,000	$1,104,000

(1)	The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Ordinary Share holdings are dependent on future performance of the Ordinary Shares and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

(2)	Reflects an assumed market price per Ordinary Share of $86.20 for the grants made in April and $112.80 for the grant made in September.

(3)	Reflects an assumed market price per Ordinary Share of $137.26 for the grants made in April and $179.62 for the grant made in September.

(4)	Amounts represent a single grant of options on April 27, 2005. One-third of the options becomes exercisable on each of April 27, 2006, 2007 and 2008.

(5)	Amount represents a single grant of options on September 26, 2005. One-third of the options becomes exercisable on each of September 26, 2006, 2007 and 2008.

     The following table sets forth certain information with respect to the exercise of options to purchase Ordinary Shares and SARs during the year ended December 31, 2005, and the unexercised options held at December 31, 2005 and the value thereof, by each of the named executive officers.
Aggregated Option/SAR Exercises in 2005
and 12/31/05 Option/SAR Values

	Shares		Number of Securities
	Acquired		Underlying Unexercised		Value of Unexercised In-the-
	on Exercise		Options/SARs at		Money Options/SARs at
	(number of	Value	12/31/05 (shares)		12/31/05
Name	shares)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
James C. Day	87,500	$2,516,246	600,000	84,734	$22,915,094	$2,005,023
Mark A. Jackson	75,000	$2,347,416	71,135	36,972	$1,614,782	$839,945
Danny W. Adkins	82,999	$1,684,498	—	—	—	—
Julie J. Robertson	0	$0	369,999	22,999	$15,748,907	$497,387
Bruce W. Busmire	0	$0	—	10,000	—	$12,900
Defined Benefit Plans
     Our defined benefit plans that cover our executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of 10-year certain and life annuity.
Pension Plan Table

Sixty-Month Average	Estimated Annual Benefits Upon Retirement at Age 65
Annual	After Completion of the Following Years of Service (2)
Compensation (1)	15	20	25	30
$ 125,000	$30,000	$40,000	$50,000	$60,000
200,000	48,000	64,000	80,000	96,000
300,000	72,000	96,000	120,000	144,000
400,000	96,000	128,000	160,000	192,000
600,000	144,000	192,000	240,000	288,000
800,000	192,000	256,000	320,000	384,000
1,000,000	240,000	320,000	400,000	480,000
1,800,000	432,000	576,000	720,000	864,000
2,800,000	672,000	896,000	1,120,000	1,344,000

(1)	Benefit amounts under the Noble Drilling Salaried Employees’ Retirement Plan (and related unfunded, nonqualified excess benefit plan) are based on an employee’s vested percentage, average monthly compensation and number of years of benefit service (maximum 30 years). The average monthly compensation is defined in the plan generally to mean the participant’s average monthly rate of compensation from the Company for the 60 successive calendar months that give the highest average monthly rate of compensation for the participant. Plan compensation is defined (with certain exceptions) to mean basic compensation, bonuses, commissions and overtime pay, exclusive of extraordinary compensation but prior to reduction for any compensation deferred under a cash or deferred arrangement qualifying under Sections 401(k) or 125 of the Internal Revenue Code of 1986, as amended. Accordingly, the amounts reported as “Annual Compensation” in the Summary Compensation Table appearing on page 14 of this proxy statement approximate plan compensation.

(2)	Retirement benefits shown above are calculated using 1.6 percent of final average pay multiplied by years of service. This slightly overstates the benefit since that part of the final average pay that is below the Social Security “covered compensation” level should be multiplied by 1.0 percent instead of 1.6 percent. “Covered compensation” is the average of the Social Security Wage Bases during the 35-year period ending with the year the employee reaches Social Security Retirement Age. The amount of benefit shown is not subject to deductions for Social Security.

     As of December 31, 2005, the named executive officers had the following approximate credited years of service for retirement purposes: Mr. Day — 28; Mr. Jackson — 5; Mr. Adkins — 11; Ms. Robertson – 17; and Mr. Busmire — 0.
Employment Agreements
     The Company has guaranteed the performance of employment agreements entered into by Noble Drilling Corporation with each named executive officer listed in the Summary Compensation Table appearing on page 14 of this proxy statement. These employment agreements become effective upon a change of control of the Company (within the meaning set forth in the agreements) or a termination of employment in connection with or in anticipation of a change of control, and remain effective for three years thereafter.
     The agreements provide that if the officer’s employment is terminated within three years after a change of control or prior to but in anticipation of a change of control, either (1) by us for reasons other than death, disability or “cause” (as defined in the agreement) or (2) by the officer for “good reason” (which term includes a diminution of responsibilities or compensation, or a determination by the officer to leave during the 30-day period immediately following the first anniversary of the change of control), the officer will receive: (a) any unpaid portion of his current salary and prorated portion of his highest bonus paid either in the last three years before the change of control or for the last completed fiscal year after the change of control (the “Highest Bonus”); (b) a lump sum payment equal to three times the sum of his annual base salary (based on the highest monthly salary paid in the 12 months prior to the change of control) and his Highest Bonus; (c) benefits to him and his family at least equal to those which would have been provided had the employment not been terminated for a three-year period; (d) any compensation previously deferred by the officer (together with any accrued interest or earnings thereon) and any accrued vacation pay; and (e) a lump sum amount equal to the excess of (i) the actuarial equivalent of the benefit under the qualified defined benefit retirement plan of the Company and its affiliated companies in which the officer is eligible to participate had the officer’s employment continued for three years after termination over (ii) the actuarial equivalent of the officer’s actual benefit under such plans. The agreements also require the Company to make an additional payment in an amount such that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under Section 4999 (the so-called Parachute Payment excise tax) of the U.S. Internal Revenue Code of 1986, if any, had been imposed.
Equity Compensation Plan Information
     The following table sets forth information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2005.

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,462,690	$36.15	3,447,699
Equity compensation plans not approved by security holders	N/A	N/A	225,280 (1)
Total	4,462,690	$36.15	3,672,979

(1)	Consists of shares issuable under the Noble Drilling Corporation 401(k) Savings Restoration Plan and the Noble Corporation Equity Compensation Plan for Non-Employee Directors.
     Set forth below is a brief description of the material features of the equity compensation plans of the Company that have not been approved by members and for which information is included in the above table.
     Noble Drilling Corporation 401(k) Savings Restoration Plan. The Noble Drilling Corporation 401(k) Savings Restoration Plan is a nonqualified, unfunded employee benefit plan under which certain highly compensated employees of the Company may elect to defer compensation in excess of amounts deferrable under the Noble Drilling Corporation 401(k) Savings Plan and, subject to certain limitations specified in the plan, receive employer matching contributions (which are made in Ordinary Shares). The employer matching amount is limited in the same manner as are employer matching contributions under the Noble Drilling Corporation 401(k) Savings Plan. At the discretion of the Company, eligible participants may also receive direct payment of compensation through Ordinary Shares as additional awards under this plan. Mr. Day currently receives approximately 18 percent of his base salary in the form of Ordinary Shares pursuant to this feature of the plan. The plan limits the total number of Ordinary Shares issuable under the plan to 200,000. No options are issuable under the plan, and there is no “exercise price” applicable to shares delivered under the plan.
     Noble Corporation Equity Compensation Plan for Non-Employee Directors. For a description of this plan, see “Additional Information Regarding the Board of Directors — Compensation of Directors — Annual Retainers and Other Fees and Expenses.” No options are issuable under the plan, and there is no “exercise price” applicable to shares delivered under the plan.

Performance Graph
     The following graph sets forth the cumulative total member (shareholder) return for the Ordinary Shares of the Company, the Standard & Poor’s 500 Stock Index, and the Dow Jones U.S. Oil Equipment & Services Index for the years indicated as prescribed by the SEC’s rules. You can obtain additional information regarding the companies in the Dow Jones U.S. Oil Equipment & Services Index by visiting the website www.djindexes.com, selecting “Benchmark Indexes — TMI — U.S./World Indexes,” then selecting “Exch. Products” under the Dow Jones U.S. Oil Equipment & Services Index, then selecting “Component Weightings.”
Comparison of Five-Year Cumulative Total Returns
among Noble Corporation, S&P 500 Index and
Dow Jones U.S. Oil Equipment & Services Index

Note:	The index level for all indexes was set to $100 on December 31, 2000.

Supplemental Performance Graph
     The Company has elected to include in this proxy statement the following supplemental performance graph, which compares the cumulative total member (shareholder) return for the Ordinary Shares and the two indexes in the above graph over the period indicated below.
Comparison of Twenty-Year Cumulative Total Returns
among Noble Corporation, S&P 500 Index and
Dow Jones U.S. Oil Equipment & Services Index

Note:	The index level for all indexes was set to $100 on December 31, 1985. The Company became a publicly held corporation in October 1985.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10 percent of our Ordinary Shares, to file with the SEC initial reports of ownership and reports of changes in ownership of such shares. Directors, officers and beneficial owners of more than 10 percent of our Ordinary Shares are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2005, our directors, officers and beneficial owners of more than 10 percent of our Ordinary Shares complied with all applicable Section 16(a) filing requirements.
AUDITORS
     The audit committee of the Board has voted unanimously to appoint PricewaterhouseCoopers LLP to audit our financial statements for the year ending December 31, 2006, subject to the approval of members. PricewaterhouseCoopers LLP has audited our financial statements since 1994. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual general meeting to respond to appropriate questions from members, and they will be given the opportunity to make a statement should they desire to do so. Our Board unanimously recommends that members vote FOR the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006.

Report of the Audit Committee
To the Members of
Noble Corporation:
     The board of directors (the “Board”) of Noble Corporation (the “Company”) maintains an audit committee composed of four non-management directors. The Board has determined that the audit committee’s current membership satisfies the rules of the United States Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) that govern audit committees, including the requirements for audit committee member independence set out in Section 303A.02 of the NYSE’s corporate governance standards and Rule 10A-3 under the United States Securities Exchange Act of 1934.
     The audit committee oversees the Company’s financial reporting process on behalf of the entire Board. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the audit committee are to select and retain the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and publish this report, and to assist the Board with oversight of the following:
•	integrity of the Company’s financial statements,

•	compliance by the Company with standards of business ethics and legal and regulatory requirements,

•	qualifications and independence of the Company’s independent auditors and

•	performance of the Company’s independent auditors and internal auditors.
     In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management of the Company.
     The audit committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61. In addition, the audit committee has discussed with the Company’s independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures below and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.
     The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The audit committee held nine meetings during 2005 and met again on January 25, February 2 and March 9, 2006.
Fees Paid to Independent Auditors
     The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services rendered during each of the two years in the period ended December 31, 2005:

	2005	2004
Audit Fees (1)	$2,164,630	$2,482,000
Audit-Related Fees (2)	64,000	292,521
Tax Fees (3)	1,320,018	978,843
All Other Fees	0	0

Total	$3,548,648	$3,753,364

(1)	Represents fees for professional services rendered for the audit of the Company’s annual financial statements for 2005 and 2004 and the reviews of the financial statements included in the Company’s quarterly reports on

Form 10-Q for each of those years and for attestation on management’s assessment of internal controls for 2005 and 2004.

(2)	Represents fees for professional services rendered for benefit plan audits for 2005 and for benefit plan audits, certain international projects and SEC Form S-3 registration statement filing and comment letter process for 2004.

(3)	Represents fees for professional services rendered for tax compliance and advisory services and statutory tax reports for Mexico for 2005 and 2004.
Pre-Approval Policies and Procedures
     On January 29, 2004, the audit committee adopted a pre-approval policy framework for audit and non-audit services for 2004, which established that the audit committee’s policy is, each year, to adopt a pre-approval policy framework under which specified audit services, audit-related services, tax services and other services may be performed without further specific engagement pre-approval. On February 2, 2006 and February 3, 2005, the audit committee readopted such policy framework for 2006 and 2005, respectively. Requests or applications to provide services that do require further, separate approval by the audit committee are required to be submitted to the audit committee by both the independent auditors and the chief accounting officer, chief financial officer or controller of the Company, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence.
Summary
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The audit committee also determined that the provision of services other than audit services rendered by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence. Ms. Edwards became a member of the Board and audit committee on February 3, 2006.

March 9, 2006	AUDIT COMMITTEE

Mary P. Ricciardello, Chair
Lawrence J. Chazen
Julie H. Edwards
Jack E. Little

MEMBER PROPOSAL TO SEPARATE THE POSITIONS
OF CHAIRMAN / CHIEF EXECUTIVE OFFICER
     The Company has been notified by the Lloyd Noble, II Trust, 20 East 5th Street, Suite 1212, Tulsa, Oklahoma 74103, the beneficial owner as of September 30, 2005 of 14,141 Ordinary Shares of the Company, that it wishes to submit the following proposal for a vote by members (shareholders) at the annual general meeting:
     Resolved: that Noble Corporation shareholders recommend that the Board of Directors revise the Corporate Governance Guidelines of the Company to establish a policy of separating the positions of Chairman of the Board of Directors and Chief Executive Officer so that the Chairman of the Board of Directors will be an independent member of the Board, except in explicitly spelled out extraordinary circumstances.
     Supporting Statement:
     It is the responsibility of the Board of Directors (“Board”) to protect shareholders’ interest by providing independent and objective oversight of management. By separating the positions of Chairman of the Board of Directors (“Chairman”) and Chief Executive Officer (“CEO”), the company will promote greater management accountability to shareholders and it [sic] lead to a more objective evaluation of management.
     The Chairman controls the flow of information between management and the Board and also is the final determiner of the Board meeting agendas and Board strategies. Consequently, a CEO who also acts as Chairman has great power to influence the information received by the Board. The CEO has a personal interest in conveying information that reflects well on his or her performance. Thus, when the CEO also acts as Chairman, a conflict of interest can arise and the CEO may not adequately represent the interests of shareholders or provide impartial leadership. A non-CEO Chairman, on the other hand, can provide an independent assessment of management, strengthen the Board’s credibility, and improve shareholder confidence in the corporation.
     An objective and independent Board leader can provide the necessary oversight of management. In light of recent corporate scandals, investors must be able to rely on the Board to provide an impartial review of management and its affairs. Merely requiring that the majority of the Board be independent and establishing a Lead Independent Director are not sufficient to prevent the type of scandal that affected Enron, WorldCom and Tyco. These corporations had a majority of independent directors on the Board when the scandals occurred. Each company also had an insider serving as Chairman. Shareholders cannot derive confidence solely from the fact that a majority of the members of the Board of Directors of a company are independent when the CEO serves as Chairman.
     Because of this very concern, separating the roles of Chairman and CEO is a growing trend in the effort to reform the way corporations operate. According to a 2003 report in The Corporate Board Member Magazine, hundreds of U.S. companies, including about one-quarter of those listed on Standard & Poor’s 500 stock index, have already split the two positions. Furthermore, a 2004 survey published in McKinsey Quarterly, found that two-thirds of directors favor splitting the Chairman and CEO positions.
     This proposal would enhance management accountability to shareholders by ensuring that an independent director, rather than a party with a potential conflict of interest, serves as Chairman and controls the information and agenda presented to the Board of Directors.
     Based on the considerations outlined above, I urge you to vote FOR this proposal.
The Board of Directors recommends a vote AGAINST this proposal for the following reasons:
     The Board of Directors believes it is in the best interests of the Company and its members for the Board to have the flexibility to determine the best director to serve as Chairman of the Board, whether such director is an independent director or the Chief Executive Officer. At the current time, the Board believes that the Company and its members are best served by having the Chief Executive Officer also serve as Chairman of the Board. The Chief Executive Officer bears the primary responsibility for managing the day-to-day business of Noble, and he is the person who is best suited to chair Board meetings and ensure that key business issues and member interests are brought to the attention of the Board.

     The Board believes that the Company and its members are best served when directors are free to exercise their respective independent judgment to determine what leadership structure works best for Noble based upon the then current facts and circumstances. Although the Board may determine to separate the positions of Chairman of the Board and Chief Executive Officer in the future should circumstances change, it believes that implementing the proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner. Currently, Mr. Day fills the roles of both Chairman of the Board and Chief Executive Officer. The Board believes that this remains the optimal leadership structure for Noble at this time.
     The Company’s Corporate Governance Guidelines (“Guidelines”) recognize that the “primary role of Noble’s board is to exercise its business judgment to promote the long-term interests of Noble’s members.” Pursuant to the Guidelines, the Company’s non-management directors meet in executive sessions without the Chief Executive Officer (or any other management) present in connection with each regularly scheduled meeting of the Board. The designated lead director of the Board (currently, Mr. Little) is responsible to preside during these executive sessions and to act as the principal conduit for the communication of information from the non-management directors to the Chief Executive Officer.
     Noble’s Board has demonstrated that it is independent and effective. Although the New York Stock Exchange corporate governance rules require that a listed company have a majority of independent directors, the Company’s Board is currently composed entirely of independent directors, except for the Chief Executive Officer. Furthermore, each of the audit committee, compensation committee, and nominating and corporate governance committee is composed entirely of independent directors. In 2005, the non-management directors held executive sessions without Mr. Day during each of the regularly-scheduled Board meetings.
     For the above reasons, the Board believes it would be unwise to establish a policy of separating the positions of Chief Executive Officer and Chairman of the Board. The Board does not believe that such a separation would provide any meaningful additional oversight at this time. The directors should have the flexibility to determine in the exercise of their respective independent judgment the appropriate leadership structure for Noble to achieve the optimal result for the Company and its members.
     The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal. Proxies solicited by the Board of Directors will be voted against the proposal unless instructed otherwise.
OTHER MATTERS
Member Proposals
     Any proposal by a member intended to be presented at the 2007 annual general meeting of members must be received by the Company at our principal executive offices at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, Attention: Julie J. Robertson, Executive Vice President and Secretary, no later than November 14, 2006, for inclusion in our proxy materials relating to that meeting.
     In order for a member to bring other business before an annual general meeting of members, timely notice must be received by our corporate secretary not less than 60 nor more than 120 days in advance of the meeting. The notice must include a description of the proposed item, the reasons the member believes support its position concerning the item, and other information specified in article 34 of the Company’s articles of association. A copy of article 34 is included in Annex B attached to this proxy statement. These requirements are separate from and in addition to the requirements a member must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Solicitation of Proxies
     The cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation, will be borne by the Company. The Company has retained The Altman Group to aid in the solicitation of proxies for a fee of $8,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram and via the Internet by directors, officers and employees of the Company, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Ordinary Shares held by those persons, and the Company will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.
Additional Information about the Company
     You can learn more about the Company and our operations by visiting our website at www.noblecorp.com. Among other information we have provided there, you will find:
•	Our corporate governance guidelines.

•	The charters of each of our standing committees of the Board.

•	Our code of business conduct and ethics.

•	Our memorandum and articles of association.

•	Information concerning our business and recent news releases and filings with the SEC.

•	Information concerning our board of directors and member relations.
     Copies of our corporate governance guidelines, the charters of each of our standing committees of the Board and our code of business conduct and ethics are available in print upon request. For additional information about the Company, please refer to our 2005 Annual Report, which is being mailed with this proxy statement.

NOBLE CORPORATION

James C. Day
Chairman of the Board and
Chief Executive Officer
Sugar Land, Texas
March 17, 2006

ANNEX A
AMENDED AND RESTATED CHARTER
OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF
NOBLE CORPORATION
(Effective as of February 2, 2006)
     This Amended and Restated Charter (this “Charter”) of the Audit Committee (the “Audit Committee” or the “Committee”) of the Board of Directors (the “Board”) of Noble Corporation (the “Corporation”) shall, effective as of February 2, 2006, amend and restate the Amended and Restated Charter of the Audit Committee, which was effective July 24, 2003.
I.	PURPOSE
     The primary purpose of the Audit Committee is to:
Assist with Board oversight of
•	the integrity of the Corporation’s financial statements,

•	the Corporation’s compliance with standards of business ethics and legal and regulatory requirements,

•	the qualifications and independence of the Corporation’s independent auditors and

•	the performance of the Corporation’s independent auditors and internal auditors; and
Prepare reports of the Committee that are required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the proxy statement for the Corporation’s annual general meeting of members.
     Consistent with this purpose, the Committee should encourage continuous improvements in the Corporation’s policies, procedures and practices and compliance at all levels. The Committee should also foster open communications among the independent auditors, the Corporation’s financial and senior management, the internal auditors and the Board. The Committee shall have and may exercise all powers of the Board, except as may be prohibited by law, with respect to all matters encompassed by this Charter, and shall have the power and authority required under the Sarbanes-Oxley Act of 2002. The Committee will report regularly to the Board regarding the execution of its duties and responsibilities.
     The Committee assists the Board and management in assuring appropriate corporate governance, functioning in an oversight role, recognizing that the Corporation’s management is responsible for preparing the Corporation’s financial statements, and the independent auditors are responsible for auditing those statements. The Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent auditor’s work.
II.	COMPOSITION
     The Audit Committee shall consist of a minimum of three directors, each of whom shall be appointed by the Board at each annual meeting of the Board following the annual general meeting of the members of the Corporation. Each member of the Audit Committee shall serve until the next such annual meeting of the Board or until his or her successor shall be duly appointed. Unless a Chairperson of the Committee is selected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the entire Committee. The Committee and each of the Committee members shall satisfy the “independence”, expertise, experience and financial literacy requirements applicable to the Committee and its members that are established from time to time by the SEC or the New York Stock Exchange, or in accordance with the Sarbanes-Oxley Act of 2002 or other applicable laws. The Board shall determine whether at least one member of the Committee qualifies as an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K promulgated by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, shall be disclosed in periodic filings as required by the SEC.

III.	RESPONSIBILITIES
     The following shall be recurring responsibilities of the Audit Committee in fulfilling its purposes. These responsibilities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate.
     1. The Committee has the sole authority and responsibility to select, retain and terminate the Corporation’s independent auditors. In carrying out this responsibility, the Committee should obtain and review a report from the Corporation’s independent auditors at least annually regarding
•	the auditors’ internal quality control procedures;

•	any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the auditors; and

•	any steps taken to deal with any such issues.
     2. Evaluate the independence of the independent auditors, taking into account the opinions of the Corporation’s management and internal auditors. In this regard, the Committee shall obtain periodically from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Corporation, including the matters set forth in Independence Standards Board Standard No. 1. In addition, the Committee shall engage in active dialogue with the independent auditors on all matters that could affect the independence of the auditors. The Committee shall review the experience and qualifications of the lead partner and other senior members of the independent audit team annually to determine that all partner rotation requirements are executed and the Committee shall consider whether there should be a regular rotation of the firm carrying out the audit. The Committee shall have the sole authority with respect to, and shall preapprove, all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.
     3. Confer with the Corporation’s independent auditors concerning the scope of their audit of the financial statements of the Corporation; provide sufficient opportunity for the independent auditors to meet with the members of the Committee without members of management present; direct the attention of the independent auditors to specific matters or areas deemed by the Committee to be of special significance to the Corporation; and authorize such auditors to perform such supplemental reviews or audits as the Committee may deem necessary or appropriate.
     4. Review with the independent auditor and the internal auditor the adequacy of the Corporation’s system of internal controls, including disclosure controls and procedures and the reliability of its financial reporting systems; confer with the Corporation’s independent auditors and internal auditors with respect to their assessment of the adequacy of such controls and systems; and review management’s response to any material weakness in the Corporation’s internal controls which may be identified; and report to the Board when significant issues exist.
     5. Review the Corporation’s significant accounting principles and policies and significant changes thereto; review proposed and implemented changes in accounting standards and principles which have or may have a material impact on the Corporation’s financial statements; review significant management judgments and accounting estimates used in financial statement preparation, including alternative accounting treatments; and review the accounting for significant corporate transactions.
     6. Review with the independent auditors any disagreements with management or difficulties they may have encountered in performing their audits of the financial statements of the Corporation and management’s response.

     7. Review with management and the independent auditors the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards (SAS) No. 61 (as updated by SAS No. 89 and SAS No. 90), including deficiencies in internal controls, fraud, illegal acts, management judgments and estimates, audit adjustments, audit difficulties, and the independent auditors’ judgments about the quality of the Corporation’s accounting practices, prior to the Corporation’s filing of the Form 10-K with the SEC.
     8. Review with the independent auditors and management the Corporation’s interim financial results to be included in each quarterly report on Form 10-Q, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and any matters required to be discussed by SAS No. 100, prior to the Corporation’s filing of the related Form 10-Q with the SEC.
     9. Review any disclosures that the Corporation’s chief executive officer and chief financial officer make to the Audit Committee and the independent auditors in connection with the certification process for the Corporation’s reports on Form 10-K and Form 10-Q concerning any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and any fraud that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting.
     10. Discuss with management the Corporation’s earnings press releases, as well as financial information and earnings guidance (paying particular attention to any pro forma or adjusted non-generally accepted accounting principle information) provided to the investing public, analysts and rating agencies. This may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made); the Audit Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance.
     11. Confer separately, periodically, with the director of internal audit, management and the independent auditors as requested by any of them or by the Committee, and at least annually, and review reports they may present with respect to the functioning, quality and adequacy of programs for compliance with the Corporation’s policies and procedures regarding business ethics, compliance with applicable laws and regulations (such as environmental laws and regulations), financial controls and internal auditing, including information regarding violations or probable violations of such policies; and if appropriate conduct further investigations of such violations or probable violations and/or report the foregoing to the Board with such recommendations as the Committee may deem appropriate.
     12. Review with the director of internal audit, at least annually, the activities, budget, staffing and structure of the internal auditing function of the Corporation, and any recommendations of the Committee with respect to improving the performance or strengthening of that function. This includes a periodic review with the director of internal audit of any significant difficulties, disagreements with management or scope restrictions encountered in the course of the internal auditor’s work.
     13. Prepare reports of the Committee that are required by the rules of the SEC to be included in the proxy statement for the Corporation’s annual general meeting of members, as well as any other reports required by the SEC or the New York Stock Exchange.
     14. Discuss with management the Corporation’s policies with respect to risk assessment and risk management.
     15. Set clear policies regarding the hiring by the Corporation of employees or former employees of the independent auditors.
     16. Review and reassess the adequacy of this Charter annually.
     17. Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.
     18. Review annually the performance of the Committee.
IV.	MEETINGS
     The Audit Committee shall meet at least quarterly, and at such other times as the members shall determine to be necessary or appropriate.
V.	REPORTING
     The proceedings of all meetings of the Audit Committee will be documented in the minutes, which will be approved by the Committee and presented at meetings of the full Board.
VI.	RETENTION OF ADVISORS
     The Committee shall have the authority to engage independent legal counsel and other advisors as it deems necessary to carry out its duties. The Corporation shall provide appropriate funding, as determined by the Committee, to engage any such advisors as well as to engage the Corporation’s independent auditors, and for the payment of ordinary and administrative expenses that are necessary or appropriate for carrying out its duties.

ANNEX B
ARTICLES 34, 54 AND 57
EXCERPTED FROM
THE ARTICLES OF ASSOCIATION
OF NOBLE CORPORATION
     34 In order for business to be properly brought before a general meeting by a Member, the business must be legally proper and written notice thereof must have been filed with the Secretary of the Company not less than 60 nor more than 120 days prior to the meeting. Each such notice shall set forth: (a) the name and address of the Member who intends to make the proposal as the same appear in the Company’s records; (b) the class and number of shares of the Company that are owned by such Member; and (c) a clear and concise statement of the proposal and the Member’s reasons for supporting it. The filing of a Member notice as required above shall not, in and of itself, constitute the making of the proposal described therein. If the chairman of the meeting determines that any proposed business has not been properly brought before the meeting, he shall declare such business out of order; and such business shall not be conducted at the meeting.
* * *
     54 Each Director shall be at least 21 years of age. A person shall be eligible to be elected a Director of the Company until the annual general meeting of the Company next succeeding such person’s 72nd birthday, and any person serving as a Director on such Director’s 72nd birthday shall be eligible to complete such Director’s term as such. Directors need not be Members of the Company.
* * *
     57 Subject to the rights of the holders of any class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation, nominations for the election of Directors may be made by the Board of Directors or by any Member entitled to vote for the election of Directors. Any Member entitled to vote for the election of Directors at a meeting may nominate persons for election as Directors only if written notice of such Member’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (a) with respect to an election to be held at an annual general meeting of Members, 90 days in advance of such meeting, and (b) with respect to an election to be held at an extraordinary general meeting of Members for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Members. Each such notice shall set forth: (i) the name and address of the Member who intends to make the nomination of the person or persons to be nominated; (ii) a representation that the Member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member; (iv) such other information regarding each nominee proposed by such Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a Director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

B-1

THERE ARE THREE WAYS TO DELIVER YOUR PROXY

TELEPHONE	INTERNET	MAIL
This method is available for residents of U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-437-4651, 24 hours a day, 7 days a week. You will be prompted to provide your unique “Control Number” and “Check Digit ID” shown below. Have your Proxy Card ready, then follow the prerecorded instructions. Available until 5:00 p.m. Eastern Time on Wednesday, April 26, 2006.
	Visit the Internet website at www.myproxyonline.com. Enter the unique “Control Number” and “Check Digit ID” shown below and follow the instructions on your screen. You will incur only your usual internet charges. Available until 5:00 p.m. Eastern Time on Wednesday, April 26, 2006.	Simply complete, sign and date your Proxy Card and return it in the postage-paid envelope. If you are delivering your proxy by telephone or the Internet, please do not mail your Proxy Card.

CONTROL NUMBER	CHECK DIGIT ID
TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE

☒
Please mark votes as in this example

	FOR all	WITHHOLD
	nominees listed	AUTHORITY
	below (except as	to vote for all
	marked to the	nominees as
	contrary below)	listed below		FOR	AGAINST	ABSTAIN
Item 1. Election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.	☐	☐	Item 2. Approval of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL.	☐	☐	☐
JAMES C. DAY,
JULIE H. EDWARDS, AND
MARC E. LELAND
				FOR	AGAINST	ABSTAIN
(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)			Item 3. Member (shareholder) proposal to separate the positions of Chairman/Chief Executive Officer. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Change of address and/or comments? Mark here. ☐

Date:	, 2006

Signature(s)

Signature(s)

Sign exactly as your name appears hereon. (If shares are held by joint tenants, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in the full corporate name by duly authorized officer.) Votes must be indicated ☒ in black or blue ink.

(Please complete, date and sign this proxy card and return it promptly in the enclosed postage prepaid envelope.)

PLEASE DETACH PROXY CARD HERE

NOBLE CORPORATION
13135 SOUTH DAIRY ASHFORD, SUITE 800
SUGAR LAND, TEXAS 77478

P
R
O
X
Y
PROXY
Proxy Solicited on Behalf of the Board of Directors.
     The undersigned, revoking any proxy heretofore given for the Meeting of the Members described below, hereby appoints James C. Day and Mark A. Jackson, and each of them, proxies, with full powers of substitution, to represent the undersigned at the Annual General Meeting of Members of Noble Corporation to be held on April 27, 2006, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present as follows:
     The shares represented by this proxy will be voted as directed herein. IF THIS PROXY IS DULY EXECUTED AND RETURNED, AND NO VOTING DIRECTIONS ARE GIVEN HEREIN, SUCH SHARES WILL BE VOTED “FOR” APPROVAL OF ITEMS 1 AND 2 AND “AGAINST” APPROVAL OF ITEM 3. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.

(Continued and to be signed and dated on the reverse side)

SEE REVERSE SIDE

THERE ARE THREE WAYS TO DELIVER YOUR VOTING INSTRUCTIONS

TELEPHONE	INTERNET	MAIL
This method is available for residents of U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-437-4651, 24 hours a day, 7 days a week. You will be prompted to provide your unique “Control Number” and “Check Digit ID” shown below. Have your Voting Instruction Card ready, then follow the prerecorded instructions. Available until 5:00 p.m. Eastern Time on Wednesday, April 26, 2006.
	Visit the Internet website at www.myproxyonline.com. Enter the unique “Control Number” and “Check Digit ID” shown below and follow the instructions on your screen. You will incur only your usual internet charges. Available until 5:00 p.m. Eastern Time on Wednesday, April 26, 2006.	Simply complete, sign and date your Voting Instruction Card and return it in the postage-paid envelope. If you are delivering voting instructions by telephone or the Internet, please do not mail your Voting Instruction Card.

CONTROL NUMBER	CHECK DIGIT ID
TO DELIVER YOUR VOTING INSTRUCTIONS BY MAIL, PLEASE DETACH VOTING INSTRUCTION CARD HERE

☒
Please mark votes as in this example

	FOR all	WITHHOLD
	nominees listed	AUTHORITY
	below (except as	to vote for all
	marked to the	nominees as
	contrary below)	listed below		FOR	AGAINST	ABSTAIN
Item 1. Election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.	☐	☐	Item 2. Approval of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2006. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL.	☐	☐	☐
JAMES C. DAY,
JULIE H. EDWARDS, AND
MARC E. LELAND
				FOR	AGAINST	ABSTAIN
(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)			Item 3. Member (shareholder) proposal to separate the positions of Chairman/Chief Executive Officer. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL.	☐	☐	☐

Change of address and/or comments? Mark here. ☐

Date:	, 2006

Signature(s) of 401(k) Plan Participant

Signature(s) of 401(k) Plan Participant

This voting instruction card should be signed exactly as your name appears hereon.

Voting instructions must be indicated ☒ in black or blue ink.

(Please complete, date and sign this voting instruction card and return it promptly in the enclosed postage prepaid envelope.)

PLEASE DETACH VOTING INSTRUCTION CARD HERE

NOBLE CORPORATION
13135 SOUTH DAIRY ASHFORD, SUITE 800
SUGAR LAND, TEXAS 77478
VOTING INSTRUCTION CARD FOR ORDINARY SHARES
Voting Instructions Solicited on Behalf of the Board of Directors.
     The undersigned hereby instructs the trustee to vote, as designated below, all Ordinary Shares of Noble Corporation that are credited to the account(s) of the undersigned (whether or not vested) in the Noble Drilling Corporation 401(k) Savings Plan at the Annual General Meeting of Members of Noble Corporation to be held on April 27, 2006, and at any adjournment thereof, as more fully described in the notice of the meeting and the proxy statement accompanying the same, receipt of which is hereby acknowledged.
     THIS VOTING INSTRUCTION CARD, WHEN DULY EXECUTED AND RETURNED, WILL BE VOTED BY THE TRUSTEE OF THE NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN (“401(k) PLAN”) IN THE MANNER DESIGNATED HEREIN BY THE UNDERSIGNED 401(k) PLAN PARTICIPANT. IF THIS VOTING INSTRUCTION CARD IS DULY EXECUTED AND RETURNED, BUT WITHOUT A CLEAR VOTING DESIGNATION, IT WILL BE VOTED “FOR” APPROVAL OF ITEMS 1 AND 2 AND “AGAINST” APPROVAL OF ITEM 3.
(Continued and to be signed and dated on the reverse side)

SEE REVERSE SIDE